EXHIBIT 99.1



ABOUT:    Addington Resources, Inc.
CONTACT:  Kirby J. Taylor
          President
          (606) 928-3433

FOR IMMEDIATE RELEASE

Addington founder withdraws proposal to acquire Addington
Resources' non-environmental operations

     ASHLAND, Ky. (July 12, 1995) -- Addington Resources, Inc. (NASDAQ National Market: ADDR) announced today that founder and chief executive officer Larry Addington and his brothers have withdrawn the previously announced proposal of March 1, 1995, by Mr. Addington and his brothers to exchange their common stock of the Company and other consideration for the Company's non-environmental operations.

     Larry Addington stated that the proposal was withdrawn because of recent developments affecting the valuation of the Company's non-environmental businesses. Mr. Addington stated, "My original proposal was based on internal and external valuations of each of the Company's business operations. Some of those valuations, such as those established for the Addwest Minerals operations, have not materialized. They have not achieved the projected profitability upon which the original valuations were based. Thus, the terms of my original proposal no longer reflect a feasible and prudent business transaction. In light of recent developments affecting those valuations, I discussed alternatives to my original proposal with members of the Special Committee; however, we could not together reach a definitive agreement."

     Kirby Taylor, president and chief operating officer, stated that he remains optimistic about the Company's long-term prospects as reflected in its progress during the first half of 1995.

     Mr. Taylor stated, "Our Company's environmental division is performing ahead of budget for FY 1995. In addition, significant progress has been made on the initiatives that were announced last October. We expect that the results for the first six months of 1995 should reflect those improvements. The Company's citrus operations in Belize remain for sale and with the announced letter of intent to sell Addwest Minerals, the Company has narrowed its focus. The Company has also reaped some of the long-term benefits of its investment in highwall mining technology through the successful sale of the Company's highwall mining technology in Australia, while otherwise retaining worldwide rights to use the technology. Additionally, the Company has a licensing agreement with Joy Technologies."

     Mr. Taylor also noted that the Company's management intends to separate the Company's environmental operations from the Company's mining operations to create a public company focused purely on waste management.

     Addington Resources, Inc. trades on the NASDAQ National Market System under the symbol ADDR. The Company is involved in waste management operations as well as mining, mining technology and mining services.

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